Exhibit 15.1


                          ACCOUNTANT'S ACKNOWLEDGMENT

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our review reports dated April 19, 2000, July 13, 2000 and October 4, 2000 related to our reviews of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                           /s/ KPMG LLP


New York, New York
February 28, 2001